EXHIBIT 5.1

                                                     August 16, 2000


U.S.-China Industrial Exchange, Inc.
7201 Wisconsin Avenue
Bethesda, Maryland 20814

Ladies and Gentlemen:

         We have acted as counsel for U.S.-China Industrial Exchange, Inc., a New York corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the registration of 62,500 shares of Common Stock, par value $.01 per share (the "Shares"), issuable upon the exercise of options granted under the Company's 1994 Stock Option Plan (the "Plan").

         In connection with the foregoing, we have examined, among other things, the Registration Statement and originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Company.

         Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the exercise of the options granted under the Plan will be, when issued pursuant to the Plan, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                                              Very truly yours,


                                                          /s/ PARKER CHAPIN LLP
                                                              PARKER CHAPIN LLP


                                      E-2